Exhibit 99.1

THUNDER MOUNTAIN GOLD INC. 5248 W. Chinden Blvd. Telephone: 208-658-1037 Boise, Idaho 83714 Fax: 208-322-5626

THUNDER MOUNTAIN GOLD, INC. AND KENAI RESOURCES LTD. ANNOUNCE INTENDED REORGANIZATION

Elko Nevada, September 10, 2009:  Thunder Mountain Gold, Inc. (OTCBB: THMG) (“THMG”) and Kenai Resources Ltd. (TSX-V: KAI.V) (“KENAI”) announced that they have entered into a Letter of Intent (the "LOI") for a reorganization with KENAI.   The Transaction is expected to result in a new Company, Thunder Mountain Resources, Ltd. to be listed on the TSX-V exchange.  The LOI contemplates that Kenai will acquire approximately 40% and THMG will acquire approximately 60% of a reorganized company. The LOI includes provisions that Kenai and THMG attempt to provide financing for the reorganization of up to $600,000. The Transaction will be subject to due diligence by both parties, development of a definitive agreement between the parties, approval by the shareholders of both companies, and the approval of applicable regulatory bodies. Assuming satisfaction of those conditions, closing would take place no later than April 30, 2010.

The LOI, dated September 8, 2009, between and among Thunder Mountain Gold, Inc. a Nevada corporation, Thunder Mountain Resources Inc., a Nevada Corporation, Thunder Mountain Resources Ltd., a Canadian Corporation to be formed, and Kenai Resources Ltd., a British Columbia company, was filed by the Company as Exhibit 99.1 to its Form 8-K filed on September 9, 2009 and is incorporated by reference into this filing.

Jim Collord, President of THMG, said, “Once the transaction is completed, the structuring of Thunder Mountain with Kenai provides the avenue for growth for our Company and excellent upside for our shareholders.  We believe in the management team at Kenai, the advanced gold properties they hold and the opportunity to grow in the Canadian market.  This is an excellent move for our Company.”

About Kenai Resources, Ltd.:

KENAI is based in Vancouver, Canada, and was formerly Triumph Gold Corporation.  They engage in the acquisition, exploration, and development of mineral resource properties, primarily gold and silver, in the United States and they hold interests in two advanced properties located in Malheur County in Eastern Oregon near the Idaho border. KENAI public filings in Canada can be accessed via SEDAR (www.sedar.com). (SEDAR is the System for Electronic Document Analysis and Retrieval, the electronic filing system for the disclosure documents of public companies and investment funds across Canada.)

KENAI’s current status of the gold resources from its advanced gold exploration projects are summarized as follows (based on Canadian reporting standards):

Project	Tonnes	g/t Au	Mineralization	Status/Classification
Quartz Mtn. OR [1]	15,050,196	0.80	352,677	Indicated – NI 43-101 Compliant
Hope Butte OR [2]	4,609,600	0.95	141,188	Historical - Not NI 43-101 Compliant

Footnotes:

[1] Resources above a 0.34 g/t cutoff with silver converted to gold equivalent using a ratio of 49.5:1 silver to gold.  Metallurgical recoveries were not considered

[2] These resources are considered historic in nature, do not comply with current NI 43-101 standards, have not been verified by the Company and therefore should not be relied upon. It is uncertain if further exploration will result in the discovery of an economic mineral resource.

Website: www.thundermountaingold.com                                                                                OTCBB: THMG

About Thunder Mountain Gold, Inc.:

Thunder Mountain Gold is an exploration company focused on the generation of precious and base metal projects in the Western United States, Mexico, and Alaska. A 74-year old company, Thunder Mountain Gold performs its own natural resource exploration and generates value for shareholders by aggressively developing high-grade, high-quality precious and base metal resources in politically stable mining regions.

Investor Relations:

Eric Jones e-mail:  eric@thundermountaingold.com

Jim Collord e-mail: jim@thundermountaingold.com

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements:  Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements", and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.  These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks.  Refer to the Company's Periodic Filings for a more detailed discussion of factors that may impact expected future results.  Thunder Mountain Gold undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.

Website: www.thundermountaingold.com                                                                                OTCBB: THMG